NEWS RELEASE	Contact: Kenneth J. Abod
For Immediate Release	Senior Vice President and Treasurer
August 4, 2005	(703) 273-7500
SUNRISE REPORTS SECOND-QUARTER 2005 EPS OF $0.46 AND
RAISES FULL-YEAR 2005 OUTLOOK
35 Percent Increase in EPS Excluding Income From Operating Property Sales and One-Time
Acquisition Transition Costs Driven By Increase in Management and Professional Services Revenue
     McLean, Va. — Sunrise Senior Living, Inc. (NYSE: SRZ), today reported second-quarter 2005 earnings per share of $0.46 (diluted) compared to $0.66 (diluted) per share in the second quarter of 2004. The decrease in second-quarter, year-over-year earnings per share reflects the anticipated reduction in income from property sales of $12.1 million, or $0.31 per share, which was partially offset by continued strong growth in Sunrise’s management and professional services operations and growth in equity in earnings on investments in unconsolidated senior living properties.
     Second-quarter 2005 earnings excluding income from operating property sales ($400,000 or $0.01 per share) and one-time transition expenses associated with the Greystone and The Fountains transactions ($200,000 or $0.01 per share) increased 35 percent to $0.46 per share compared to second-quarter 2004 earnings excluding income from operating property sales ($12.5 million or $0.32 per share) of $0.34 per share. There were no one-time transition expenses in the second quarter of 2004. Second-quarter 2005 results exceeded the Company’s outlook of $0.36 to $0.38 per share, excluding income from operating property sales and one-time transition expenses, due to better than expected management and professional services results, higher than expected earnings from Sunrise’s minority equity investments in joint ventures that own senior living communities, and lower interest expense.
     The 35 percent increase in second-quarter 2005 earnings compared to the year ago period excluding income from operating property sales and one-time transition expenses was generated primarily by an $8 million, or 37 percent, increase in management and professional services revenues less management and professional services expenses for the second quarter of 2005 versus the second quarter of 2004. This increase was primarily driven by an increase in revenues under management, which was generated by strong revenue growth in Sunrise’s operating portfolio, including improved same-community revenue performance, and an increase in the number of communities managed. Sunrise also received higher management and professional services fees due to the significant increase in the number of communities under construction in the second quarter of 2005 versus the second quarter of 2004 (38 communities versus 21 communities).
     “We are extremely pleased with the results we are reporting today,” said Paul Klaassen, Sunrise Senior Living chairman and CEO. “We are benefiting from our typical growth drivers which include revenue growth in our operating portfolio of management properties, additional community openings and new construction, and we expect our recent acquisitions to further fuel our growth in the second-half of 2005 and for the full-year 2006.”

Sunrise Reports Second-Quarter 2005 Financial Results / page 2
     Portfolio Growth
     As of June 30, 2005, Sunrise operated 402 communities. During the second quarter of 2005, Sunrise opened five new communities and assumed management of 14 existing communities through the Greystone acquisition (the 19 communities have a combined resident capacity for over 4,500 residents). Four of the 19 communities are managed for Sunrise joint ventures and the other 15 communities are owned by third-party entities. Sunrise terminated management of one community during the second quarter of 2005.
     Sunrise has expanded its development program to respond to strong demand in its core domestic and international major metropolitan markets. In the second quarter of 2005, Sunrise began construction on five new communities, two in the United States, two in the United Kingdom and one in Germany. As of June 30, 2005, Sunrise had 38 communities under construction, with a combined capacity for over 3,900 residents. Sunrise expects over 20 additional construction starts by the end of 2005, including approximately six in the United Kingdom and Germany.
     During the second quarter of 2005, Sunrise announced and closed the acquisition of Greystone Communities, Inc., a premier developer and manager of Continuing Care Retirement Communities (CCRCs). Through the acquisition of Greystone, Sunrise expanded into the largest segment of the CCRC industry, the not-for-profit sector. The acquisition of Greystone included management of 14 operating CCRCs (capacity for over 4,000 residents), pre-opening and ongoing management of an additional 17 communities (capacity for 4,000 additional residents) that Greystone had under development for not-for-profit owners, as well as various other consulting and marketing agreements. Sunrise did not acquire any real estate in this transaction, as these CCRCs are all owned by not-for-profit entities.
     On July 1, 2005, Sunrise completed the acquisition of The Fountains, an Arizona based owner and operator of senior living communities. Through the acquisition of The Fountains, Sunrise will manage 18 senior living communities with revenues of approximately $165 million and capacity for more than 4,500 residents. Sunrise also acquired a 20 percent ownership interest in 16 of the communities, full ownership of one community, several undeveloped land parcels and certain other assets. Sunrise’s joint venture capital partner for this transaction, Arcapita Inc., acquired an 80 percent interest in the real estate associated with 16 of the communities.
     Operational Highlights
     Revenues under management increased 10 percent to $482.2 million in the second quarter of 2005 from $436.7 million in the second quarter of 2004. Revenues under management include revenues generated by Sunrise’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are managed by Sunrise. General and administrative expenses as a percentage of revenue under management increased in the second quarter of 2005 to 4.1 percent (excluding $200,000 of one-time transition costs in the second quarter of 2005), compared to 4 percent in the second quarter of 2004, primarily due to the expected hiring of additional employees in anticipation of future growth.
     During the second quarter of 2005, Sunrise had 165 communities (17,056 resident capacity) that were classified as “same-community” owned (communities in which Sunrise has an ownership interest and that were stabilized in both the second quarter of 2005 and 2004). Second-quarter 2005 revenue for the same-community portfolio increased 5.2 percent over the second quarter of 2004 as a result of a 3.4 percent increase in the average daily rate ($134.08 compared to $129.67) and a 1.9 percent increase in occupancy (91.6 percent compared to 89.9 percent). Operating expenses for this portfolio increased 6.6 percent in the second quarter of 2005 over the prior year period.

Sunrise Reports Second-Quarter 2005 Financial Results / page 3
     Sunrise's income from equity in earnings and return on investment in unconsolidated senior living properties grew to $3.7 million in the second quarter of 2005 from $2.1 million in the prior year period primarily because in June 2005, a joint venture in which Sunrise owns a minority interest sold two senior living communities. The two senior living communities continue to be managed by Sunrise under long-term management contracts. Through this transaction, under the terms of the joint venture agreement, Sunrise received performance incentive distributions. Sunrise joint venture agreements typically include provisions rewarding Sunrise through various performance incentives.
     “At the end of the quarter, we had minority equity interests in 132 communities held in joint ventures, with a balance sheet investment book value of over $108 million, “ said Thomas Newell, president, Sunrise Senior Living. “Since a substantial majority of our new development activity, and most of our acquisitions, are being conducted through joint ventures, we expect our minority equity investments to continue to grow. We participate in the earnings of the joint venture communities based on our percentage ownership and we also expect to continue to receive incentives as these ventures exceed performance thresholds. As a result, we expect to see substantial growth in our income from earnings and returns on equity investments going forward.”
     Capital Overview, Financing and Repurchase Program
     Sunrise ended the second quarter of 2005 with $95.8 million of cash and cash equivalents. The decrease in the Company’s cash position from the first quarter of 2005 was primarily a result of cash used to fund the Greystone acquisition. In addition to its cash position and cash generated from operations, as of June 30, 2005, Sunrise had $171 million available under its corporate credit facilities.
     Debt at the end of the second quarter of 2005 was $183.4 million, including $120 million of 5.25 percent convertible subordinated notes and $63.4 million in mortgages and construction loans. Debt declined on a year-over-year basis by $22.6 million and was 16 percent of total assets at the end of the second quarter of 2005, compared to 20 percent at the end of the second quarter of 2004.
     During the second quarter of 2005, Sunrise repurchased approximately $8.7 million of its common stock, which represents 173,990 shares at a weighted average price of $50.06 per share. As a result, Sunrise completed $48.1 million of its $50 million repurchase program, which was announced in March 2004 and expired in May 2005.
     In total, under its $200 million repurchase program (the $150 million repurchase program completed in March 2004 and the additional $50 million repurchase program announced in March 2004), Sunrise repurchased $193.1 million of its common stock (6,463,458 million shares at a weighted average price of $29.87 per share) and $5 million of its 5.25 percent convertible subordinated notes.
     Outlook and Earnings
     Sunrise is increasing its 2005 earnings per share forecast, excluding income from operating property sales and one-time transition expenses, to $1.97 to $2.03 per diluted share from $1.82 to $1.92 per diluted share. Sunrise’s new EPS estimates represent a 22 percent to 25 percent increase over fiscal year 2004 results of $1.62 per diluted share, excluding income from operating property sales of $24.3 million or $0.62 per share (there were no one-time transition expenses in 2004). Sunrise’s new earnings per share forecast for 2005 does not assume any income from operating property sales in the third and fourth quarters of 2005 and excludes approximately $4.3 million of anticipated one-time transition costs related to The Fountains and Greystone acquisitions, which we expect to incur in the last half of 2005. The forecasted EPS

Sunrise Reports Second-Quarter 2005 Financial Results / page 4 increases are due to higher earnings expected on Sunrise’s minority joint venture investments and The Fountains and Greystone acquisitions, partially offset by expected higher general and administrative costs related to Sarbanes-Oxley compliance.
     Sunrise expects earnings per share for the third quarter of 2005, excluding income from operating property sales and one-time transition expenses, to be in the range of $0.55 to $0.58 per share, which if achieved would be an increase of 34 percent to 41 percent over earnings per share of $0.41 in the third quarter of 2004, excluding income from operating property sales and one-time transition expenses.
     For fiscal year 2006, Sunrise expects earnings per share growth slightly in excess of its mid-teens long-term earnings growth target. The estimated growth in 2006 earnings per share is expected to be driven by higher management and professional services revenue, full-year contributions from the Greystone and The Fountains acquisitions and further growth in earnings generated by Sunrise’s equity investments in joint ventures. Sunrise will provide a more detailed outlook at the time third quarter earnings results are released.
     The estimates above do not include the impact of stock option expensing under the Financial Accounting Standard Board’s Statement No. 123R. Given the Securities and Exchange Commission’s recent announcement to phase-in the implementation date for compliance with Statement No. 123R, Sunrise will begin expensing stock options in 2006. Sunrise expects diluted earnings per share will be reduced by $0.08 to reflect the expensing of stock options in 2006.
     Conference Call Information
     Sunrise will host a conference call today (Thursday, August 4, 2005) at 10:00 a.m. ET to discuss the Company’s second-quarter financial results. Paul Klaassen, chairman and chief executive officer, Thomas Newell, president and Bradley Rush, chief financial officer, will host the call. The call-in number is 913-981-4901 (access code not required). Those interested may also go to the Investor Relations section of the Company’s Web site (www.sunriseseniorliving.com) to listen to the earnings call. Those unable to participate in the live call may hear a rebroadcast by dialing 719-457-0820 (access code: 7494901). The rebroadcast will be available through August 11, 2005. In addition, a recording of the call will be available on Sunrise’s Web site. A link to the recorded call and a copy of this earnings release will be available on the Company’s Web site in the Investor Relations’ section.
     Sunrise Senior Living is the nation’s largest provider of senior living services. The McLean, Va.-based Company employs more than 38,000 people. As of July 1, 2005, Sunrise operated 420 communities in the United States, Canada, Germany and the United Kingdom with a combined capacity for more than 52,000 residents. Sunrise also had 38 communities under construction in these countries with a combined capacity for over 3,900 residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise please visit http://www.sunriseseniorliving.com.
     Estimates of future earnings are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, our ability to integrate The Fountains and Greystone into our operations, development and construction risks, acquisition risks, licensing risks,

Sunrise Reports Second-Quarter 2005 Financial Results / page 5 business conditions, competition, changes in interest rates, our ability to manage our expenses, market factors that could affect the value of our properties, the risks of downturns in general economic conditions, satisfaction of closing conditions and availability of financing for development and acquisitions. These and other risks are detailed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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SUNRISE SENIOR LIVING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 30,	December 31,
	2005	2004

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$95,771	$141,883
Short-term investments	—	14,900
Accounts receivable, net	50,833	59,806
Notes receivable — affiliates	13,938	2,875
Deferred income taxes	24,089	25,412
Due from affiliates	64,767	55,823
Prepaid expenses and other current assets	18,678	29,996

Total current assets	268,076	330,695
Property and equipment, net	395,249	369,632
Notes receivable — affiliates	23,033	40,700
Management contracts and leaseholds, net	92,156	83,336
Costs in excess of assets acquired, net	159,801	123,713
Investments in unconsolidated senior living properties	108,267	93,016
Investments	7,435	7,416
Investments in affiliates	22,390	20,757
Other assets	51,418	36,491

Total assets	$1,127,825	$1,105,756

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$176,990	$185,219
Deferred revenue	10,748	6,202
Lifecare obligations	26,111	25,866
Current maturities of long-term debt	15,767	35,264

Total current liabilities	229,616	252,551
Long-term debt, less current maturities	167,600	156,402
Deferred income taxes	153,269	148,790
Other long-term liabilities	25,295	22,915

Total liabilities	575,780	580,658
Minority interests	1,343	1,580
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized, 21,152,695 and 20,576,275 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	212	206
Additional paid-in capital	265,010	248,205
Retained earnings	290,146	271,796
Deferred compensation — restricted stock	(9,490)	(4,535)
Accumulated other comprehensive income	4,824	7,846

Total stockholders’ equity	550,702	523,518

Total liabilities and stockholders’ equity	$1,127,825	$1,105,756

SUNRISE SENIOR LIVING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues:
Management & professional services	$326,964	$268,898	$631,811	$534,831
Resident fees	85,922	85,040	170,873	170,096

Total operating revenues	412,886	353,938	802,684	704,927

Operating expenses:
Management & professional services	297,358	247,300	576,414	492,770
Facility operating	66,167	63,954	131,450	128,488
General and administrative	20,097	17,586	38,069	35,612
Depreciation and amortization	5,974	5,092	11,131	10,032
Facility lease	12,044	11,643	24,406	23,473

Total operating expenses	401,640	345,575	781,470	690,375

Other Income:
Operating properties	418	12,507	418	23,977
Pre-opened properties	694	1,314	1,334	4,778

Income from operations	12,358	22,184	22,966	43,307

Interest income (expense):
Interest income	1,484	2,000	3,194	3,373
Interest expense	(950)	(1,975)	(1,857)	(3,843)

Net interest income (expense)	534	25	1,337	(470)

Equity in earnings and return on investment in unconsolidated senior living properties	3,696	2,072	5,220	3,740
Minority interests	(179)	(262)	(396)	(445)

Income before income taxes	16,409	24,019	29,127	46,132
Provision for income taxes	(6,071)	(8,887)	(10,777)	(17,069)

Net income	$10,338	$15,132	$18,350	$29,063

Net income per common share data:

Basic:

Basic net income per common share	$0.50	$0.75	$0.90	$1.42

Basic weighted-average shares outstanding	20,580	20,194	20,489	20,433

Diluted:

Diluted net income	$11,429	$16,223	$20,520	$31,245

Diluted net income per common share	$0.46	$0.66	$0.82	$1.26

Diluted weighted-average shares outstanding	24,978	24,470	24,882	24,840

Sunrise Senior Living, Inc.
Supplemental Information
As of June 2005
($ in millions except average daily rate )

	Communities		Resident Capacity
	Q2 04	Q2 05	Q2 04	Q2 05
Community Data
Communities managed for third party owners	183	210	23,237	28,465
Communities in joint ventures	127	132	11,236	11,724
Communities consolidated	64	60	8,171	7,903

Total communities operated (1)	374	402	42,644	48,092

Percentage of Total Operating Portfolio
Assisted Living			68%	70%
Independent Living			23%	21%
Skilled Nursing			9%	9%

Total			100%	100%

     Selected Operating Results

		Q2 04	Q2 05
I.	Total Operating Portfolio
	Number of communities (1)	374	402
	Resident capacity	42,644	48,092
	Occupancy (2)	85.9%	88.3%

II.	Same-Community Owned Portfolio Operating Results (3)	Q2 04	Q2 05	% Change

	Number of communities	165	165	—
	Resident capacity	17,056	17,056	—
	Revenue	$185.9	$195.6	5.2%
	Facility operating expense (4)	$120.8	$128.8	6.6%
	Occupancy	89.9%	91.6%	1.9%
	Average daily rate (5)	$129.67	$134.08	3.4%

III.	Selected Total Portfolio Operating Results (6)
	Total revenue of communities under management	$436.7	$482.2
	Total G&A expenses as a percentage of total revenue of communities under management	4.0%	4.2%
	Total G&A expenses, excluding transition expenses, as a percentage of total revenues of communities under management (7)	4.0%	4.1%
Other Information
	Consolidated Debt
	Fixed principal amount	$155.8	$158.4
	Fixed weighted average rate	5.50%	6.04%
	Variable principal amount	$50.2	$25.0
	Variable weighted average rate	3.36%	5.00%
	Total debt	$206.0	$183.4
	Total weighted average rate	4.98%	5.90%

Sunrise Senior Living, Inc.
Supplemental Information (continued)
As of June 2005
($ in millions except average daily rate)

	Q2 04	Q2 05
Development Information
Construction in progress	$80.4	$99.1
Capitalized interest	$1.1	$1.7
Capital expenditure	$31.4	$30.8
Pre-tax start-up losses (8)	$(1.0)	$(1.1)
Number of Development Communities to be Opened (Resident Capacity)

	Q3 05		Q4 05		Q1 06		Q2 06
Consolidated communities	—		—		—		1	(94)
Joint venture communities	4	(358)	3	(263)	8	(737)	5	(414)
Managed communities	—		1	(96)	1	(85)	1	(72)
Notes

(1)	During the second quarter of 2005, Sunrise opened five newly developed communities, assumed management of 14 communities as a result of the Greystone acquisition and terminated one management contract. Does not include operating communities acquired through The Fountains acquisition which was closed July 1, 2005, which consisted of 18 communities and 4,803 resident capacity.

(2)	Occupancy does not include Greystone quarterly occupancy results.

(3)	Same-community owned portfolio consists of all communities in which Sunrise has an ownership interest and that were stabilized in both the second quarter of 2005 and 2004. This includes consolidated and joint venture communities.

(4)	Facility operating expenses exclude management fee expense paid to Sunrise with respect to same-community joint ventures in order to make comparisons between consolidated and joint venture communities consistent.

(5)	Average daily rate excludes community fees.

(6)	Includes all revenues for communities operated by Sunrise.

(7)	G&A expenses used in this calculation exclude transition expenses of $0.2 million for the three months ended June 30, 2005. In light of the transition expenses associated with the Greystone and Fountains transactions, Sunrise believes this calculation is relevant in understanding its recurring G&A expenses as a percentage of revenues.

(8)	Losses incurred during the period for communities opened during the prior twelve months in which Sunrise has an ownership interest.